UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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CDW Corp.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF

ANNUAL MEETING

OF SHAREHOLDERS

AND

PROXY STATEMENT

May 11, 2005

CDW Corporation
200 North Milwaukee Avenue
Vernon Hills, Illinois 60061

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2005

April 1, 2005

Dear Fellow Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend our 2005 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 11, 2005, at 5:00 p.m. Central Time, at our office located at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045. I believe the Annual Meeting provides an excellent opportunity for you to become better acquainted with our business and our management team. Members of the Board of Directors, management and I look forward to personally greeting those shareholders who are able to attend the Annual Meeting. We have posted directions to the meeting location on our website at www.cdw.com/investor.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our Annual Report to Shareholders is enclosed with these materials.

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the envelope provided unless you intend to vote by telephone, over the Internet or in person. You may still attend the Annual Meeting even if you have submitted your proxy.

The Board of Directors and I thank you for your continued support and hope you will attend the meeting.

Sincerely yours,

John A. Edwardson
Chairman and Chief Executive Officer

CDW CORPORATION
200 North Milwaukee Avenue
Vernon Hills, Illinois 60061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 11, 2005

Time:	5:00 p.m.

Place:	26125 North Riverwoods Boulevard, Mettawa, Illinois 60045

Purpose:	To vote on the following matters:

	Proposal 1:	To elect ten directors
	Proposal 2:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as CDW’s independent registered public accounting firm for 2005
Proposal 3:
To reapprove the performance criteria under the CDW Senior Management Incentive Plan so that awards under the plan will continue to receive favorable tax treatment under Section 162(m) of the Internal Revenue Code

Shareholders will also conduct any other business which is properly raised. The Board of Directors is not currently aware of any other proposals or matters to be presented at the meeting.

Record Date:	March 18, 2005
How to Vote:	Written Ballot:	Complete and return your proxy card
	Telephone:	Call 1-800-690-6903
	Internet:	Go to www.proxyvote.com
	In Person:	Attend the meeting at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045

We are pleased to invite you to attend the CDW Corporation Annual Meeting of Shareholders on May 11, 2005. Most shareholders do not attend the meeting in person but vote by proxy or by using the telephone or Internet. However, as long as you were a shareholder on March 18, 2005, you are invited to attend.

Your vote is important. Even if you plan to attend the meeting in person, please vote by signing, dating and returning your proxy card in the envelope provided, calling the toll-free number listed above or logging onto www.proxyvote.com.

Vice President, General Counsel
and Corporate Secretary

TABLE OF CONTENTS

General Information About the Meeting	1
Proposals	4
Proposal 1 — Election of Directors	4
Proposal 2 — Ratification of the Selection of Independent Registered Public Accounting Firm	8
Proposal 3 — Reapproval of the Performance Criteria under the CDW Senior Management Incentive Plan so that awards under the plan will continue to receive favorable tax treatment under Section 162(m) of the Internal Revenue Code	9
Company Information	11
Corporate Governance	11
Board of Directors	11
Audit Committee	11
Compensation and Stock Option Committee	11
Corporate Governance Committee	12
Nominating Committee	12
Shareholder Recommendations of Candidates for the Board of Directors	13
Shareholder Communications with the Board of Directors	13
Director Compensation	13
Stock Beneficially Owned by Directors, Certain Executive Officers and Our Largest Shareholders	14
Equity Compensation Plan Information	15
Management	16
Employment Related Agreements	17
Certain Arrangements with Other Executive Officers	18
Transitional Compensation Agreements	18
Executive Compensation Protection Plan	19
Certain Transactions	19
Executive Compensation	20
Summary Compensation Table	20
Option Grants in 2004	21
2004 Option Exercises and Fiscal Year-End Option Values	21
Compliance with Section 16(a) of the Securities Exchange Act of 1934	21
Report of the Compensation and Stock Option Committee	22
Report of the Audit Committee	24
Stock Performance	25
Shareholder Proposals for the 2006 Annual Meeting	25

This proxy statement is issued in connection with the 2005 Annual Meeting of Shareholders scheduled for May 11, 2005. This proxy statement and accompanying proxy card are first being mailed to shareholders on or about April 1, 2005.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

The purpose of our 2005 Annual Meeting of Shareholders (the “Annual Meeting”) is to vote on (i) the election of directors, (ii) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005 and (iii) the reapproval of the performance criteria under the CDW Senior Management Incentive Plan so that awards under the plan will continue to receive favorable tax treatment under Section 162(m) of the Internal Revenue Code. In addition, members of the Board of Directors and management will respond to questions from our shareholders.

Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement because you are entitled to vote at the Annual Meeting. This Proxy Statement is intended to provide you with information on the proposals to be decided at the Annual Meeting and is furnished in connection with the solicitation of proxies by our Board of Directors.

Who is entitled to vote?

Holders of our Common Stock as of March 18, 2005 may vote at the Annual Meeting. On March 18, 2005, there were 81,654,983 shares of our Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of our Common Stock held on March 18, 2005.

Who can attend the Annual Meeting?

Only holders of our Common Stock as of March 18, 2005, or their properly appointed proxies, may attend the Annual Meeting. We have posted directions to the meeting location, 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, on our website at www.cdw.com/investor.

How do I vote?

If you are a shareholder of record, you can attend the Annual Meeting and vote in person. You can also vote (i) by returning the enclosed proxy card, (ii) by telephone at 1-800-690-6903 or (iii) through the Internet at www.proxyvote.com. The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Time on May 10, 2005.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What constitutes a quorum?

We need a quorum at the Annual Meeting in order to vote on each of the proposals and any other business properly brought for vote. A majority of the 81,654,983 shares of our Common Stock issued and outstanding on March 18, 2005 must be represented, in person or by proxy, to have a quorum at the Annual Meeting.

If there is a quorum at the Annual Meeting, what vote is required to approve each proposal?

Proposal 1: Election of Directors. To elect the director nominees, we will need the affirmative vote of the holders of a majority of the shares counted as present and entitled to vote on the election of directors.

Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005, we will need the affirmative vote of the holders of a majority of the shares counted as present and entitled to vote on the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP.

Proposal 3: Reapproval of the Performance Criteria Under the CDW Senior Management Incentive Plan so that awards under the plan will continue to receive favorable tax treatment under Section 162(m) of the Internal Revenue Code. To reapprove the performance criteria under the CDW Senior Management Incentive Plan, we will need the affirmative vote of the holders of a majority of the shares counted as present and entitled to vote on the reapproval of the performance criteria.

How do the Board and the Audit Committee recommend I vote?

The Board recommends a vote FOR the election of the ten director nominees and FOR the reapproval of the performance criteria under the CDW Senior Management Incentive Plan. The Board and the Audit Committee recommend a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card, your shares will be voted as you direct. If you do not indicate how you want your shares voted, your proxy will be voted for the election of the ten director nominees, for the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP and to reapprove the performance criteria under the CDW Senior Management Incentive Plan.

How will my shares be voted if I sign, date and return my proxy card marked “ABSTAIN”?

We will treat shares marked “ABSTAIN” as present and entitled to vote on each proposal, but we will not count such shares as votes for or against any proposal. However, to approve a proposal, we need the affirmative vote of a majority of the shares treated as present at the meeting and eligible to vote on the proposal. This means that a vote to “ABSTAIN” with respect to a proposal has the same effect as a vote against the proposal.

How will broker non-votes be treated?

A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. We will treat broker non-votes as present to determine whether we have a quorum at the Annual Meeting; however, they will not be treated as entitled to vote on the proposals for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any proposal passes.

How will proxies be voted for any additional matters brought before shareholders at the meeting?

If any additional matters are properly brought before shareholders at the Annual Meeting, the persons holding the proxies will vote the proxies in accordance with their best judgment. We are currently not aware of any business that will be considered at the meeting other than the three proposals described in this proxy statement.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote before the proxy is exercised by (i) voting in person by ballot at the meeting, (ii) returning a written revocation or later-dated proxy card or (iii) entering a new vote by telephone or on the Internet at any time prior to 11:59 p.m. Eastern Time on May 10, 2005.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how you may change your vote.

Who will count the votes?

A representative of ADP Investor Communication Services will serve as the inspector of election for the meeting and will count the votes.

Who pays to prepare, mail and solicit the proxies?

We pay all of the costs of preparing, mailing and soliciting proxies. We ask brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners of our shares and to obtain authority to execute proxies and we reimburse them for their costs in doing this. In addition to solicitation by mail and electronic delivery, some of our directors, officers and regular employees may, without extra compensation, solicit proxies by telephone, e-mail, facsimile, telegraph and personal interview. Although we have not engaged a proxy solicitor in connection with the Annual Meeting, we may elect to do so and, in such case, would pay a customary fee for these services.

Can I elect to receive future proxy statements and annual reports electronically?

Yes. You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by indicating you would like electronic copies and providing your e-mail address in the space provided on the proxy card. If you vote electronically at www.proxyvote.com, you may elect to receive these materials over the Internet in the future by providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise.

Please be aware that if you choose to vote or access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to receive future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to receive those materials and vote.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be presented at the Annual Meeting is the election of ten directors. The Nominating Committee of our Board of Directors has recommended the ten candidates described below. Unless you direct otherwise, the persons named as proxies on the enclosed proxy card intend to vote in favor of the election of all ten nominees.

Each of the ten nominees currently serves on our Board of Directors. The Board of Directors, acting on the recommendation of its Nominating Committee, appointed Mr. Stephan A. James to the Board of Directors in November 2004. Mr. James had originally been recommended to the Board by a third party search firm, which was paid a fee for providing this service.

The directors elected at the meeting will be elected to serve until the 2006 Annual Meeting of Shareholders. All of the nominees have consented to serve if elected and we have no reason to believe that any of them will be unable to serve. Should any nominee become unable to serve, proxies may be voted for another person designated by our Board of Directors. None of the nominees are related.

The Board of Directors recommends a vote “FOR” all nominees.

Michelle L. Collins Age: 45 Director since April 1996 Board Committees: Audit (Chair)
Ms. Collins is Managing Director of Svoboda, Collins L.L.C., a private equity firm. From 1992 through December 1997, Ms. Collins was a principal at William Blair & Company, L.L.C. Ms. Collins currently serves on the Board of Directors of Molex, Inc. Ms. Collins is also a director of several civic organizations and private companies. Ms. Collins is a 1982 graduate of Yale University and a 1986 graduate of the Harvard Graduate School of Business.

Casey G. Cowell Age: 52 Director since November 1999 Board Committee: Compensation and Stock Option
Mr. Cowell is Chairman and principal owner of Durandal, Inc., a holding company for several diversified private companies. Previously, Mr. Cowell co-founded U.S. Robotics, one of the world’s leading suppliers of data communications products and systems. He served as Chairman and Chief Executive Officer of U.S. Robotics from its inception in 1976 until its acquisition by 3Com in June 1997. Mr. Cowell is a 1975 graduate of the University of Chicago.

John A. Edwardson Age: 55 Director since January 2001 Chairman
Mr. Edwardson serves as our Chairman of the Board of Directors and Chief Executive Officer. Prior to joining us in January 2001, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a director (1994-1998), President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation and United Airlines. Mr. Edwardson currently serves on the Board of Directors of FedEx Corporation and the Board of Trustees of Purdue University. Mr. Edwardson served on the Board of Directors of Household International through March 2005. Mr. Edwardson is a 1971 graduate of Purdue University where he earned a Bachelor of Science in Industrial Engineering and a 1972 graduate of the University of Chicago where he earned a Masters Degree in Business Administration.

Daniel S. Goldin Age: 64 Director since May 2002 Board Committees: Corporate Governance Nominating
Mr. Goldin is the founder and Chief Executive Officer of The Intellisis Corporation, a company that focuses on high tech consulting and intellectual property development. Previously, as NASA’s longest serving Administrator from 1992-2001, he directly served three U.S. Presidents. Prior to his service to our nation, he served as Vice President and General Manager of TRW Space and Technology Group. He began his career at NASA’s Glenn Research Center working on electric propulsion systems for human interplanetary travel. Mr. Goldin serves on the Board of Directors of Lucent Technologies and the Board of Trustees of the National Geographic Society, and is a Senior Fellow at The Neurosciences Institute and a Distinguished Fellow at the Council on Competitiveness. Mr. Goldin is a member of the National Academy of Engineering. He graduated from the City College of New York in 1962 with a Bachelor of Science degree in Mechanical Engineering.

Donald P. Jacobs Age: 77 Director since November 1999 Board Committees: Audit Corporate Governance (Chair) Nominating (Chair)
Mr. Jacobs is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of the Kellogg faculty since joining the school in 1957. He serves on the Board of Directors of ProLogis Trust and Terex Corporation. Mr. Jacobs is a graduate of Roosevelt University where he earned a Bachelor of Arts degree in Economics in 1949 and a graduate of Columbia University where he earned a Master of Arts degree in Economics in 1951 and a Doctorate in Economics in 1956. Mr. Jacobs has received numerous honorary degrees from prestigious national and international universities.

Stephan A. James Age: 58 Director since November 2004 Board Committees: Compensation and Stock Option
Mr. James holds the advisory position of International Chairman of Accenture, a global management consulting, technology services and outsourcing company. In August 2004 he retired from full time employment with Accenture after 36 years with the company. From March 2003 to August 2004, he served as Accenture’s Chief Operating Officer — Capabilities. From July 2000 to March 2003 he served as Chief Financial Officer. From November 1999 to June 2000, Mr. James served as the Managing Partner of Accenture’s Resources operating group. From 1997 to October 1999 he was responsible for Accenture’s Financial Services operating group. Mr. James serves on the University of Texas McCombs School of Business Advisory Board. Mr. James is a 1968 graduate of the University of Texas and holds a Bachelor of Arts degree in Business Administration, concentrating in Industrial Management and Labor Relations.

Michael P. Krasny Age: 51 Director since June 1984 Board Committee: Corporate Governance
Mr. Krasny is President of Sawdust Investment Management Corp., a private investment management company exclusively servicing its own investment portfolio. He is our founder and Chairman Emeritus. Mr. Krasny served as Chairman of the Board and our Chief Executive Officer from our inception in 1984 through May 2001 and January 2001, respectively, and served as President from our inception through December 1990. Mr. Krasny is a 1975 graduate of the University of Illinois where he earned a Bachelor of Science degree in Finance.

Terry L. Lengfelder Age: 67 Director since May 2001 Board Committees: Audit Corporate Governance Nominating
Mr. Lengfelder is a retired partner of Andersen (formerly Arthur Andersen LLP), where he served as a regional managing partner and in various other assignments from 1972 to 1998. Mr. Lengfelder also served as Chairman of the Board of Partners of Andersen Worldwide in 1993 and 1994. Mr. Lengfelder has been a member of the Board of Directors of Lanoga Corporation since 1999. Mr. Lengfelder served on the Board of Directors of Burns International Services Corporation from 1999 until 2000 and was chairman of the Finance and Audit Committee. He also serves on the Board of Trustees and as Chairman of Northwest Hospital and Medical Center. Mr. Lengfelder is a 1961 graduate of Washington University with a Bachelor of Science degree in Business Administration.

Susan D. Wellington Age: 46 Director since July 2002 Board Committee: Compensation and Stock Option
Ms. Wellington served as President of U.S. Beverages for The Quaker Oats Company of PepsiCo from 1998 through March 2002. She held several marketing positions in the Gatorade division of Quaker, including Vice President of Marketing, U.S. Gatorade, from 1994 through 1997, and Vice President Strategy and Market Development, Worldwide Gatorade, from 1991 through 1994. Ms. Wellington serves on the Board of Trustees and Executive Committee of the Women’s Sports Foundation. Ms. Wellington is a 1981 graduate of Yale University and holds a Bachelor of Arts degree in Math and Economics.

Brian E. Williams Age: 54 Director since January 2000 Board Committee: Compensation and Stock Option (Chair)
Mr. Williams is President and Chief Executive Officer of Element 79 Partners, a full service advertising agency. Prior to joining Element 79 Partners in 2001, Mr. Williams was President of Foote, Cone & Belding Chicago, an advertising firm. Prior to 1998, Mr. Williams was an Executive Vice President at Leo Burnett Company, also an advertising firm. He serves on the Board of Directors of Element 79 Partners and serves on the Board of Trustees of Children’s Memorial Hospital in Chicago, Illinois. Mr. Williams earned his Bachelor of Arts degree from Dartmouth College in 1972 and is a 1975 graduate of Northwestern University’s Kellogg School of Management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal to be presented at the Annual Meeting is the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm.

PricewaterhouseCoopers LLP has audited our financial statements since March 31, 1992. We expect that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting; they will have the opportunity to make a statement and will be available to respond to appropriate questions.

In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage them from time to time to perform other services. The table below shows the total fees billed by PricewaterhouseCoopers LLP for their services to us in 2003 and 2004.

Fee Type	2003	2004
Audit Fees (1)	$404,302	$1,342,080
Audit Related Fees (2)	39,689	31,630
Tax Fees (3)	26,235	0
All Other Fees (4)	66,899	1,500
Total	$537,125	$1,375,210

(1)	Includes, for 2004, the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

(2)	Includes benefit plan audits and, for 2003, due diligence related to an acquisition.

(3)	Includes tax planning, tax-related informational services provided to CDW coworkers, state tax consulting and tax advice in connection with acquisitions.

(4)	Includes, for 2003, assistance with internal review of practices with regard to compliance with terms of government contracts and, for 2004, payment for a license to use software relating to accounting rules and regulations.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for 2005. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE
“FOR” PROPOSAL 2.

PROPOSAL 3 — REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER
THE CDW SENIOR MANAGEMENT INCENTIVE PLAN SO THAT AWARDS UNDER
THE PLAN WILL CONTINUE TO RECEIVE FAVORABLE TAX TREATMENT UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

The third proposal to be presented at the Annual Meeting is the reapproval of the performance criteria under the CDW Senior Management Incentive Plan (the “Senior Management Incentive Plan”) so that awards under the plan will continue to receive favorable tax treatment under Section 162(m) of the Internal Revenue Code. At the 2000 Annual Meeting of Shareholders, the shareholders approved the Senior Management Incentive Plan, pursuant to which incentive compensation is paid to our executives and other key employees. We are now asking our shareholders to reapprove the performance criteria under the Senior Management Incentive Plan so that we may maintain our full federal income tax deduction for incentive compensation paid pursuant to that plan for 2005 and thereafter. Other than with respect to the express acknowledgement that contribution margin (which is described below) may be used as a performance measure, we are not amending or otherwise altering the Senior Management Incentive Plan in any respect. If shareholders do not approve Proposal 3, we anticipate that we will continue to pay incentive compensation to all of our senior executives but payments made to certain of our most senior executives will not be made under the Senior Management Incentive Plan and may not be fully deductible for federal income tax purposes.

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation in excess of $1 million per year paid by CDW to its chief executive officer and the four other most highly compensated executive officers, unless such compensation qualifies as “performance-based compensation” under Section 162(m). Various requirements must be satisfied in order for compensation to qualify as performance-based compensation within the meaning of Section 162(m). One such requirement is that the compensation must be paid only upon the attainment of goals set by a committee of outside directors. The goals set by the committee must be tied to performance measures that have been approved by shareholders. In order for compensation paid pursuant to a plan to continue to qualify as “performance-based compensation,” shareholders must reapprove the performance measures under the plan every five years.

As approved by the shareholders in 2000, the Senior Management Incentive Plan included the following performance measures: operating income; net income; earnings per share; the price of a share of Common Stock; return to shareholders (including dividends); return on equity; return on assets; revenues; market share; cash flow; cost reduction goals; or any combination of the foregoing. We propose to add contribution margin to the list of those performance measures. We use contribution margin, which is defined as gross profit less payroll expense, as a measure of specific business unit performance. If the shareholders vote to reapprove the performance measures, the Senior Management Incentive Plan will be amended to reflect the addition of contribution margin as a performance measure under the Senior Management Incentive Plan.

If the shareholders approve Proposal 3, awards made under the Senior Management Incentive Plan will continue, assuming other conditions are met, to be eligible for treatment as “performance-based compensation” within the meaning of Section 162(m) and therefore potentially not subject to that section’s limitation on deductibility. If shareholders do not approve Proposal 3, then any incentive awards payable to our chief executive officer and four other most highly compensated executive officers will not be eligible for treatment as performance-based compensation under Section 162(m). This may have the effect of increasing the cost to us of these awards.

The Senior Management Incentive Plan permits grants of quarterly and annual incentive awards that are generally payable, in the discretion of the Compensation and Stock Option Committee (the “Compensation Committee”), in cash, in shares of Common Stock, including restricted shares of Common Stock, in non-qualified stock options or in any combination of the foregoing. In recent years, awards made under the Senior Management Incentive Plan have been made entirely in cash and it is anticipated that this will continue to be the case in 2005 and beyond. The Compensation Committee administers the Senior Management Incentive Plan, approves the selection of executives and other key employees for participation and determines the timing and amount of awards. The Compensation Committee also selects the performance measures that are used in establishing awards, sets goals relating to the selected performance measures and determines whether those goals have been met.

The aggregate bonuses payable to any participant for any fiscal year under the Senior Management Incentive Plan may not exceed $3 million and the maximum quarterly bonus payable to any participant may not exceed $750,000. The maximum number of shares subject to stock options granted to any participant for any fiscal year under the Senior Management Incentive Plan may not exceed 100,000 (subject to adjustment in the event of certain changes in capitalization). The Board may amend, suspend or modify the Senior Management Incentive Plan at any time, except as limited by the terms of the Senior Management Incentive Plan.

Payments to be made under the Senior Management Incentive Plan for 2005 depend on the level of attainment of annual performance measures that have been selected by the Compensation Committee and are therefore not determinable until the end of 2005. Payments made to our named executive officers under the Senior Management Incentive Plan for 2004 are disclosed under the bonus column in the Summary Compensation Table on page 20. Our executive officers as a group received $5,347,444 and all other employees as a group received $5,026,096 under the Senior Management Incentive Plan for 2004. Members of the board of directors who are not executive officers are not eligible to participate in the Senior Management Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
PROPOSAL 3.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and other officers. The Board has four standing committees, the principal responsibilities of which are described below. The Board has made an affirmative determination that each of our directors, other than Chairman and Chief Executive Officer John Edwardson, is independent within the meaning of the rules of the Nasdaq Stock Market.

The Board has adopted Corporate Governance Guidelines, which we have posted at www.cdw.com/corporategovernance. It has also adopted a Code of Business Conduct and Ethics, which applies to all of our coworkers and board members, and a separate Code of Ethical Conduct which imposes heightened obligations on our board members, executive officers and other senior financial personnel. The Code of Business Conduct and Ethics and the Code of Ethical Conduct are both posted at www.cdw.com/corporategovernance.

The Board of Directors met eight times in 2004. Each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and the committees on which he or she served. We encourage, but do not require, our board members to attend annual meetings of shareholders. Seven board members attended our 2004 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee monitors the integrity of our financial reporting process and our systems of internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; directs the scope and monitors the performance of our Business Process Assurance department (internal audit) and provides an avenue of communication among the independent accountants, management, the Business Process Assurance department and the Board of Directors. The Audit Committee has the sole authority to appoint, determine funding for and oversee the independent accountants and is responsible for the pre-approval of all services to be provided by the independent accountants. In addition, the Audit Committee reviews our annual audited financial statements, quarterly financial results and earnings releases with management and the independent accountants before they are filed or distributed, oversees the Business Process Assurance department, establishes procedures for handling any complaints received about accounting, internal accounting controls or auditing matters, and has various other related responsibilities. The Board of Directors has adopted an Audit Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

Michelle Collins (Chair), Donald Jacobs and Terry Lengfelder are members of the Audit Committee. Each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market. The Board has also determined that Terry Lengfelder is an audit committee financial expert, as such term is defined by the rules of the Securities and Exchange Commission. The Audit Committee met twelve times in 2004.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee reviews and approves the compensation of our Chief Executive Officer and other executive officers; reviews and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation; reviews and approves, as requested by management, termination packages for executive officers; provides oversight of management’s decisions concerning the compensation structure and compensation of other members of senior management; reviews incentive compensation and equity-based plans, policies and programs; and reviews trends in management compensation. The Board of Directors has adopted a Compensation and Stock Option Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

Casey Cowell, Stephan James (as of November 2004), Susan Wellington and Brian Williams (Chair) are members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee met six times in 2004.

Corporate Governance Committee

The Corporate Governance Committee reviews the size and composition of the Board and its committees; leads the Board’s annual review of our Chief Executive Officer’s performance; periodically reviews our corporate governance guidelines and practices; reviews director compensation matters; oversees the Board’s program for the orientation of new directors; oversees the Board’s program for the continuing education of directors and recommends to the Board any proposed changes with respect to these matters. In addition, the Corporate Governance Committee leads an annual review of the Board’s performance and effectiveness to facilitate the directors fulfilling their responsibilities. The Corporate Governance Committee also regularly discusses with our Chief Executive Officer and other members of senior management their views regarding our corporate governance. The Board of Directors has adopted a Corporate Governance Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

Daniel Goldin, Donald Jacobs (Chair), Michael Krasny and Terry Lengfelder are members of the Corporate Governance Committee. The Corporate Governance Committee met four times in 2004.

Nominating Committee

The Nominating Committee develops criteria for the selection of new directors; assists in identifying, interviewing and recruiting candidates for the Board of Directors; reviews the qualifications (including capability, ability to serve, conflicts of interest, reputation and other factors) of director candidates; and recommends directors for appointment to Board committees. The Board of Directors has adopted a Nominating Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Nominating Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Nominating Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of our business; education and professional background; and reputation for integrity.

Daniel Goldin, Donald Jacobs (Chair) and Terry Lengfelder are members of the Nominating Committee. Each member of the Nominating Committee is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Nominating Committee met four times in 2004.

Shareholder Recommendations of Candidates for the Board of Directors

The Nominating Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Nominating Committee should do so by submitting the recommendation in writing to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under our Restated Bylaws if the shareholder were nominating that candidate directly. Those information requirements, together with a more complete description of the process pursuant to which shareholders may recommend director candidates, are available at www.cdw.com/corporategovernance. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

Shareholder Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors, either as a whole or with any individual member, may do so by following the procedures that have been established for such communications by our Board of Directors. These procedures are described at www.cdw.com/corporategovernance.

Director Compensation

Directors receive an annual cash retainer of $50,000. In addition, under our 2004 Non-Employee Director Equity Compensation Plan (the “2004 Director Plan”), on the date of our annual meeting of shareholders, non-employee directors receive an annual grant of options having a Black-Scholes value of $150,000, as determined on the annual meeting date. Options under the 2004 Director Plan have an exercise price equal to that of the fair market value of our common stock on the date of grant, vest in equal increments on the first five anniversaries of the date of grant and expire 10 years after the date of the grant.

The 2004 Director Plan also provides that newly elected or appointed non-employee directors receive a one-time grant of 1,000 shares of restricted stock upon becoming a director. Restricted stock granted under the 2004 Director Plan vests on the fifth anniversary of the date of grant.

Stock Beneficially Owned by Directors, Certain Executive Officers and Our Largest Shareholders

The table below lists the beneficial ownership of our Common Stock by our directors, each executive officer named in the summary compensation table on page 20, our directors and executive officers as a group and each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock. Except as otherwise noted below, (i) this information in this table is given as of March 1, 2005 and (ii) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. We received the information with respect to beneficial ownership from the respective shareholders.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Michael P. Krasny (1) (2) (3)	17,723,922	21.5%
Wellington Management Company, LLP (4)	4,902,168	6.0%
FMR Corporation (5)	4,307,032	5.2%
Michelle L. Collins (6)	84,946	*
Casey G. Cowell (7)	176,242	*
Douglas Eckrote (8)	59,439	*
John A. Edwardson (9)	1,590,581	1.9%
Daniel S. Goldin (10)	11,000	*
Harry J. Harczak, Jr. (11)	81,349	*
Donald P. Jacobs (12)	38,217	*
Stephan A. James (13)	1,000	*
Barbara A. Klein (14)	31,800	*
Terry L. Lengfelder (15)	27,000	*
James R. Shanks (16)	64,954	*
Susan D. Wellington (17)	13,285	*
Brian E. Williams (18)	43,777	*
All directors and executive officers as a group (17 persons)	20,015,188	23.8%

*	Less than 1%

(1)	The address for Mr. Krasny is c/o Sawdust Management Corp, 812 Skokie Blvd., Northbrook, IL 60062.

(2)	Includes 3,300,000 shares held in Grantor Retained Annuity Trusts.

(3)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 21,751 shares of Common Stock.

(4)	The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The number of shares held was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2005 which reported ownership as of December 31, 2004.

(5)	The address for FMR Corporation is 82 Devonshire Street, Boston, MA 02109. The number of shares held was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2005 which reported ownership as of December 31, 2004.

(6)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 82,946 shares of Common Stock.

(7)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 38,502 shares of Common Stock.

(8)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 37,778 shares of Common Stock.

(9)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 1,425,000 shares of Common Stock.

(10)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 10,000 shares of Common Stock.

(11)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 67,629 shares of Common Stock.

(12)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 36,217 shares of Common Stock.

(13)	Represents 1,000 shares of restricted stock granted on November 10, 2004 that vest on November 10, 2009.

(14)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 31,800 shares of Common Stock.

(15)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 26,000 shares of Common Stock.

(16)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 49,069 shares of Common Stock.

(17)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 10,285 shares of Common Stock.

(18)	Includes options, exercisable as of March 1, 2005 or within 60 days thereafter, to acquire 38,359 shares of Common Stock.

Equity Compensation Plan Information

The table below shows information, as of December 31, 2004, regarding securities authorized for issuance under our equity compensation plans. The numbers included in this table have been adjusted to account for all splits in our Common Stock that have occurred since our initial public offering.

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders	5,621,283		$45.68	5,017,658 (1)
Equity Compensation Plans Not Approved by Shareholders	5,100,253	(2)(3)	$23.64	0
Total	10,721,536		$35.19	5,017,658

(1)	Includes 300,947 shares available under our Employee Stock Purchase Plan (“ESPP”). Under the ESPP, each eligible employee may purchase up to 325 shares of our Common Stock per quarter at a purchase price per share equal to 85% of the lesser of the fair market value of the stock on the first or last business day of the quarterly offering period.

(2)	Includes options granted under the CDW Incentive Stock Option Plan (“1993 Plan”), which was adopted at the time of our initial public offering in May 1993. The 1993 Plan gave our Compensation and Stock Option Committee the authority to grant non-statutory options to coworkers employed with CDW and our subsidiaries. The total number of shares available for awards under the 1993 Plan was 4,200,000, reduced on a share-for-share basis by shares for which options were outstanding under the CDW Director Stock Option Plan. Upon approval by our shareholders of the CDW 2000 Incentive Stock Option Plan (the “2000 Plan”) in May 2000, all future grants under the 1993 Plan were suspended and the number of shares available for future grants were transferred to the 2000 Plan.

(3)	Includes options granted under the CDW 1996 Incentive Stock Option Plan (“1996 Plan”), which was adopted in November 1996. The 1996 Plan gave our Compensation and Stock Option Committee the authority to grant non-statutory options to directors and coworkers employed with CDW and our subsidiaries. The total number of shares available for awards under the 1996 Plan was 12,000,000. Upon approval by our shareholders of the 2000 Plan in May 2000, all future grants under the 1996 Plan were suspended and the number of shares available for future grants were transferred to the 2000 Plan.

Management

Listed in the table below are the names, ages and titles of each of our executive officers as of March 1, 2005. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

Name	Age	Position(s)
John A. Edwardson	55	Chairman of the Board and Chief Executive Officer
Harry J. Harczak, Jr.	48	Executive Vice President — Sales
James R. Shanks	40	Executive Vice President, and President, CDW Government, Inc.
Douglas E. Eckrote	40	Senior Vice President — Purchasing and Operations
Barbara A. Klein	50	Senior Vice President and Chief Financial Officer
Christine A. Leahy	40	Vice President, General Counsel and Corporate Secretary
Diane I. Primo	49	Vice President and Chief Marketing Officer
Jonathan J. Stevens	35	Vice President and Chief Information Officer

Mr. Edwardson’s biographical information is provided above as he also serves as a director and is seeking reelection.

Harry J. Harczak, Jr. serves as our Executive Vice President — Sales. Mr. Harczak served as our Chief Financial Officer from May 1994 until January 2002. Mr. Harczak also served as Treasurer from 1998 until January 2002 and Secretary from 2000 until January 2002. Mr. Harczak was appointed our Executive Vice President Corporate Strategy in June 2001. Prior to joining us, Mr. Harczak was an audit partner in the accounting firm of Coopers & Lybrand L.L.P. where he had worked since 1978. Mr. Harczak is responsible for our sales force serving the corporate customer segment in the United States and our Canadian business operations. Mr. Harczak currently serves on the Board of Directors of U.S. Cellular Corporation. He is a 1978 graduate of DePaul University, where he earned a Bachelor of Science degree in Accounting, and a 1995 graduate of the University of Chicago Executive Program, where he earned a Master of Business Administration degree.

James R. Shanks serves as our Executive Vice President and as President of CDW Government, Inc., our wholly-owned subsidiary serving the public sector. Mr. Shanks joined us in 1993 as Director of Information Technology, was appointed Vice President — Information Systems in 1996 and served as Chief Information Officer from 1999 until 2001. Prior to joining us, Mr. Shanks was employed by American Hotel Register from January 1985 to August 1993 as Manager of Information Systems. Mr. Shanks is a 1991 graduate of Barat College where he earned a Bachelor of Science degree in Computer Information Systems and a 1996 graduate of Northwestern University’s Kellogg School of Management.

Douglas E. Eckrote serves as our Senior Vice President — Purchasing and Operations. Mr. Eckrote joined us in January 1989 and since that time has served as an Account Manager, Sales Manager and Director of Operations. Mr. Eckrote was appointed Vice President — Operations in January 1999 and Senior Vice President — Purchasing in April 2001. Mr. Eckrote has primary responsibility for product acquisition, customer relations, managing vendor relationships and our warehousing, distribution and technical service functions. He is a 1986 graduate of Purdue University where he earned a Bachelor of Science degree in Agricultural Sales and Marketing.

Barbara A. Klein serves as our Senior Vice President and Chief Financial Officer. Ms. Klein joined us in February 2002 and is responsible for financial planning and analysis, accounting, SEC reporting, budgeting, treasury, tax, risk management, internal audit, investor relations, corporate development and strategy. Prior to joining us she served as Vice President, Finance and Chief Financial Officer of Dean Foods Company, a food and beverage company. Prior to Dean Foods, Ms. Klein served as Vice President and Corporate Controller for Ameritech Corporation. Additionally, Ms. Klein has held senior management positions at Pillsbury and Sears, Roebuck and Co. and currently serves on the Board of Directors of Corn Products International. Ms. Klein graduated from Marquette University with a Bachelor of Science degree in Accounting and Finance and earned a Master of Business Administration degree from Loyola University. She is a certified public accountant and member of the American Institute of CPAs and the Illinois Society of CPAs.

Christine A. Leahy serves as our Vice President, General Counsel and Corporate Secretary and is responsible for managing all of our legal affairs. Ms. Leahy joined us in January 2002. Before joining us, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin Brown & Wood LLP where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy received her undergraduate degree from Brown University in 1986 and her J.D. from Boston College Law School in 1991.

Diane I. Primo serves as our Vice President and Chief Marketing Officer. Ms. Primo joined us in June 2003 and is responsible for the strategy and development of our advertising, product marketing, partner development, marketing intelligence and research, catalogs and collateral materials, creative services, relationship marketing and corporate communications. Prior to joining us, Ms. Primo served as CEO at WeServeHomes, a provider of online solutions for home services, products and information. Prior to WeServeHomes, Ms. Primo served as President of Product Marketing for SBC/Ameritech, a telecommunications services provider. Additionally, Ms. Primo has held senior management positions at Quaker Oats. Ms. Primo received her undergraduate degree from Smith College and a Master of Business Administration degree from Harvard University. She serves on the Board of Directors of the Chicago Sinfonietta, Peopleclick, Inc., and the Foundation for Independent & Higher Education. She is also a member of the Chicago Network, an organization of professional women.

Jonathan J. Stevens serves as our Vice President and Chief Information Officer. Mr. Stevens joined us in June 2001 as our Vice President — Information Technology and was named Chief Information Officer in January 2002. Mr. Stevens is responsible for the strategic direction of our information technology infrastructure, applications development, help desk, Web development and e-commerce initiatives. Prior to joining us, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through an alliance between Microsoft and Accenture. Previously, Mr. Stevens was a principal with Microsoft Consulting Services and led an IT group for a corporate division of AT&T/NCR. Mr. Stevens is a graduate of the University of Dayton where he earned a Bachelor of Science degree in Computer Information Systems Management.

Employment Related Agreements

We entered into an employment agreement with John A. Edwardson on January 28, 2001. The agreement provides for Mr. Edwardson to serve as Chief Executive Officer for an initial five-year term. The agreement also includes an evergreen provision, whereby the term is extended by one additional year on each anniversary date of the execution of the agreement (starting with the fourth anniversary date).

Mr. Edwardson’s agreement states that during his employment, we will nominate him for election as a member of the Board of Directors and, if he is elected, he will be appointed Chairman of the Board. Mr. Edwardson received an initial annual base salary of $600,000, which is subject to annual review by the Compensation and Stock Option Committee and has now been increased to $730,000. Mr. Edwardson also participates in our Senior Management Incentive Plan.

Under his employment agreement, Mr. Edwardson received non-qualified stock options to purchase 1,600,000 shares of our Common Stock under our 2000 Plan. The exercise price of these options is $36.625, the fair market value of our Common Stock on the date of grant. One-fifth of these options vest on each of the first five anniversaries of the employment agreement. In addition, Mr. Edwardson was granted a restricted stock award of 100,000 shares of Common Stock that vested in equal annual installments on the first four anniversaries of the date of grant. Under the terms of the employment agreement, Mr. Edwardson is also granted annually non-qualified stock options to purchase 150,000 shares of our Common Stock, which options will be subject to terms substantially similar to the terms of the options described above. Mr. Edwardson waived the right to receive options to purchase 150,000 shares of Common Stock in each of 2002 and 2004 and was instead granted options to purchase 100,000 and 125,000 shares of Common Stock in those years, respectively. Mr. Edwardson took this action so that additional options could be available for grant to other coworkers of the Company. If Mr. Edwardson’s employment is terminated without “Cause” or by Mr. Edwardson for “Good Reason” (as such terms are defined in his employment agreement), one-half of any unexercisable options will immediately become exercisable.

If the employment agreement is terminated without Cause or by Mr. Edwardson for Good Reason, he is entitled to receive certain accrued obligations through the date of termination and a lump sum cash payment equal to two times the sum of his annual base salary and his average annual bonus. For purposes of the employment agreement, Good Reason includes the failure to elect Mr. Edwardson as Chairman of the Board immediately following each annual meeting of shareholders during the employment period. Such election is possible only if the shareholders re-elect Mr. Edwardson as a member of the Board, and if he is not so re-elected, he will be entitled to terminate the employment agreement for Good Reason and receive the payments described above. The agreement also contains standard non-competition and non-solicitation covenants covering the term of his employment and a period of two years after his employment is terminated.

We have also entered into a transitional compensation agreement with Mr. Edwardson. In the event of a Change in Control (as defined in the transitional compensation agreement), all unvested stock options, restricted stock and other equity awards to Mr. Edwardson will vest in full, and will remain exercisable for the period provided in the applicable award agreement. If there is a qualifying termination (as defined in the transitional compensation agreement), Mr. Edwardson will receive the following benefits in place of benefits under the employment agreement: (i) payment in a lump sum of an amount equal to 300% of his base salary and his average annual bonus, (ii) prorated annual incentive bonus (based on the target bonus under the Senior Management Incentive Plan) through the date of termination, (iii) payment of all accrued obligations through the date of termination in a lump sum and (iv) the continuation of all welfare benefits and senior executive perquisites for a period of two years or an equivalent lump sum cash payment. If such payments and benefits subject Mr. Edwardson to the excise tax imposed by Section 4999 of the Internal Revenue Code Mr. Edwardson would be entitled to receive a “gross-up” payment, unless his net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

Certain Arrangements with Other Executive Officers

Transitional Compensation Agreements

We have also entered into transitional compensation agreements with each of our other executive officers. The agreements generally provide that in the event the executive’s employment is terminated without Cause or by the executive for Good Reason within two years after a Change in Control (as such terms are defined in the agreements), the executive will receive the following benefits in lieu of any other severance under any severance plan, policy or arrangement (including the Compensation Protection for Executives described below): (i) payment in a lump sum of an amount equal to 250% of the executive’s base salary and bonus (calculating the amount of the bonus as the higher of (A) the executive’s target bonus during the year in which the Change in Control occurs and (B) the executive’s average bonus for the prior three years), (ii) prorated annual incentive bonus (based on the target bonus under the Senior Management Incentive Plan) through the date of termination, (iii) payment of all accrued obligations through the date of termination in a lump sum, (iv) the continuation of all welfare benefits for a period of two years or an equivalent lump sum cash payment and (v) outplacement services of up to $20,000. If such payments and benefits subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code the executive would be entitled to receive a “gross-up” payment, unless the executive’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

Executive Compensation Protection Plan

We have also adopted a Compensation Protection Plan for Executives in which each of our executive officers (other than Mr. Edwardson) participates. Under this plan, if the executive is terminated without Cause (as defined in the plan), the executive will receive the following benefits: (i) continuation in accordance with our regular payroll practices of the executive’s base salary for two years, (ii) payment of 200% of the executive’s bonus which would have been earned if the executive had remained employed by us for the full fiscal year in which the termination date occurs (“Termination Year Bonus”), which payment will be made in two equal installments (on the first and second anniversaries of the executive’s termination date), (iii) prorated annual incentive bonus (based on the Termination Year Bonus) through the date of termination, (iv) the continuation of medical, dental, accident and life insurance coverage for two years or, if earlier, the date that the executive becomes eligible for each such type of insurance coverage from a subsequent employer and (v) outplacement services of up to $20,000. An executive is required to execute a general release agreement in our favor to receive the foregoing benefits. Each executive officer also entered into a noncompetition agreement to receive these benefits.

Certain Transactions

From his May 23, 2001 resignation as Chairman until December 31, 2004, Mr. Krasny participated in our health-insurance program on the same basis as our coworkers, except that he paid both the employer and coworker portions of the premiums associated with his coverage. Mr. Krasny no longer participates in our health-insurance program.

Executive Compensation

The table below summarizes the annual and long-term compensation for the last three fiscal years for (i) John A. Edwardson, our Chief Executive Officer, and (ii) our next four most highly-compensated executive officers in 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs (#)		All Other Compensation ($) (2)
John A. Edwardson	2004	$700,000	$1,315,300	—	—	125,000	(4)	$3,000
Chairman of the Board and	2003	$675,000	$1,022,900	—	—	150,000		$3,870
Chief Executive Officer	2002	$675,000	$1,000,775	—	—	100,000	(3)	$4,160

Harry J. Harczak, Jr.	2004	$312,000	$875,441	—	—	28,600		$3,000
Executive Vice President,	2003	$300,000	$707,875	—	—	35,000		$3,870
Sales	2002	$250,000	$753,375	—	—	25,000		$4,160

James R. Shanks	2004	$260,000	$815,709	—	—	21,600		$3,000
President —	2003	$250,000	$643,485	—	—	24,600		$3,870
CDW Government, Inc.	2002	$225,000	$651,625	—	—	22,000		$4,160

Douglas E. Eckrote	2004	$240,000	$758,800	—	—	19,500		$3,000
Senior Vice President	2003	$225,000	$582,500	—	—	22,500		$3,870
Purchasing and Operations	2002	$205,000	$583,750	—	—	19,200		$4,160

Barbara A. Klein	2004	$260,000	$667,000	—	—	21,400		$3,000
Senior Vice President and	2003	$250,000	$460,000	—	—	20,500		$3,870
Chief Financial Officer	2002	$205,096	$403,750	—	—	32,200		$3,660

(1)	Amounts reflected are pursuant to performance-based compensation programs, including travel incentive awards and company-wide bonus plans.

(2)	Reflects contributions to the account of each of these executive officers under the CDW Corporation Employees’ Profit Sharing Plan and Trust. The amounts for the 2004 contributions are estimates, as final calculations have not been completed at the date of this Proxy Statement.

(3)	Mr. Edwardson waived his right under his employment agreement to receive options to purchase 150,000 shares of Common Stock and was instead granted options to purchase 100,000 shares of Common Stock. Mr. Edwardson took this action so additional options could be available for grant to other coworkers of the Company.

(4)	Mr. Edwardson waived his right under his employment agreement to receive options to purchase 150,000 shares of Common Stock and was instead granted options to purchase 125,000 shares of Common Stock. Mr. Edwardson took this action so additional options could be available for grant to other coworkers of the Company.

OPTION GRANTS IN 2004

The table below summarizes stock option grants made in 2004 to (i) Mr. Edwardson and (ii) our next four most highly-compensated executive officers in 2004.

	Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted		% of Total Options Granted Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Market Price on Grant Date ($/Sh)	Expiration Date	0% ($)	5% ($)	10% ($)
John A. Edwardson	125,000	(1)	10.02%	$68.00	$68.00	2/02/2014	$0	$5,345,604	$13,546,811
Harry J. Harczak, Jr.	28,600	(1)	2.29%	$68.00	$68.00	2/02/2014	$0	$1,223,074	$3,099,510
James R. Shanks	21,600	(1)	1.73%	$68.00	$68.00	2/02/2014	$0	$923,720	$2,340,889
Douglas E. Eckrote	19,500	(1)	1.56%	$68.00	$68.00	2/02/2014	$0	$833,914	$2,113,302
Barbara A. Klein	21,400	(1)	1.72%	$68.00	$68.00	2/02/2014	$0	$915,167	$2,319,214

(1)	Options are exercisable at the rate of 20% per year, beginning February 2, 2005. Options become fully exercisable upon a change-in-control of the Company.

2004 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The table below summarizes options exercised during 2004 and unexercised options to purchase our Common Stock held at December 31, 2004 by (i) Mr. Edwardson and (ii) our next four most highly-compensated executive officers in 2004.

			Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Edwardson	—	—	1,030,000	953,067	$29,632,600	$22,873,565
Harry J. Harczak, Jr.	66,775	$3,050,951	34,025	376,358	$985,047	$14,076,328
James R. Shanks	69,775	$3,144,476	19,545	359,238	$648,434	$13,871,829
Douglas E. Eckrote	68,336	$2,544,370	15,200	345,671	$494,649	$13,347,306
Barbara A. Klein	—	—	16,980	57,120	$233,300	$578,114

(1)	Based on the closing price as reported by the Nasdaq Stock Market of our Common Stock on December 31, 2004 ($66.350), less the respective exercise prices.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, directors and persons owning more than 10% of our stock are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and written representations that no other reports were required for those persons, we believe that during the year ended December 31, 2004, all persons subject to Section 16(a) were in compliance with all Section 16(a) filing requirements, except Susan Wellington who filed late one Form 4 reporting a purchase of shares of our Common Stock by her spouse.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Compensation and Stock Option Committee (“the Committee”) is currently comprised of four independent directors.

Compensation Policy

General. Our executive compensation program is designed to advance the interests of the Company by attracting, motivating and retaining well-qualified executives, managers and other key employees and to align their interests with those of the Company’s shareholders by providing them with performance-based incentives linked to corporate performance factors. The three primary components of the Company’s executive compensation program are:

(1)	base salary;

(2)	annual cash incentive awards; and

(3)	long-term incentive awards in the form of stock option grants.

The 2004 executive compensation plan was consistent with the direction set by the Committee in 2000 and reviewed and revised in subsequent years. The plan is designed to reflect the following defining characteristics:

•	Retention of high quality executives

•	Focus on pay-for-performance

•	Capable of delivering highly differentiated rewards

•	Externally competitive and market-based

•	Flexible and balanced in performance orientation

•	Well integrated with other coworker programs to reinforce commonality of purpose

•	Straightforward, simple and well communicated

•	Anchored in a consistent and logical framework

•	Oriented toward delivery of an effective total compensation package

During 2004, the Committee reviewed and revised the comparison group (the “Peer Companies”) for its study of executive compensation in the market. The group includes certain direct competitors where data is publicly available, companies with whom we compete for executive talent, companies of similar size, and companies headquartered in the Chicago metropolitan area. The Peer Companies included some of the companies utilized in the Stock Performance Graph that the Committee determined were appropriate for compensation comparison purposes.

Base Salary. Base salaries for executive officers of the Company reflect their past and expected future performance and market conditions. Base salaries for each executive role are targeted at or near the 50th percentile among Peer Companies. For 2004, base salaries for executive officers were generally increased moderately, where appropriate, based on performance and the established 50th percentile target.

Annual Cash Incentive Awards. The annual cash incentive element of the Company’s executive compensation program is comprised of three types of annual cash incentive awards: an annual incentive award under the Company’s Senior Management Incentive Plan, an annual personal performance bonus and an award under the Company’s management bonus pool. The Company’s annual cash incentive awards have been designed to provide opportunities for awards that will place executive total cash compensation at or near the 75th percentile among the Peer Companies, provided that the Company and the executive achieve pre-established performance targets.

Annual incentive awards under the Company’s Senior Management Incentive Plan are based on achievement of certain pre-established performance targets, which for 2004 related to (a) growth in operating income that exceeded market growth expectations and (b) contribution margin, which is defined as gross profit less payroll expenses. Operating income is used as a target to emphasize consolidated corporate performance. Contribution margin is used as a target to emphasize the accountability of business unit executives for business unit performance. The Committee modified the award calculation matrix in 2004 in order to decrease potential bonuses when results are less than 85% of pre-established performance target.

Annual personal performance bonuses are based upon achievement of certain pre-established individual performance targets, as well as other business factors that the Committee deems relevant to attainment of the Company’s overall financial goals and strategic vision.

The Company’s executives also participate in a management bonus pool. Executive officers received allocations from the pool for 2004 in amounts ranging from $10,000 to $13,000. This separate bonus has been eliminated for 2005.

Long-Term Incentive Awards. The long-term incentive element of the Company’s executive compensation program consists of the grant of stock options to employees, including the Company’s executive officers. Stock options have been granted to the executive officers with an exercise price equal to 100% of the fair market value of the common stock of the Company as of the date of grant. For the 2004 compensation year, the Company’s long-term incentive program was configured to provide opportunities at or near the 75th percentile among the Peer Companies, underlining the emphasis on longer-term results that the Committee believes is appropriate for senior executive team members.

Compensation of the Chief Executive Officer

For 2004, Mr. Edwardson received a base salary of $700,000, annual cash incentive awards totaling $1,318,000, and a grant of 125,000 stock options with an exercise price equal to 100% of the fair market value of the common stock of the Company as of the date of grant. The base salary of Mr. Edwardson was initially established by the terms of his employment agreement in 2001 and is subject to periodic adjustment by the Committee. Mr. Edwardson’s base salary and annual cash incentive awards were determined according to the same criteria used for the other executive officers. Mr. Edwardson’s employment agreement calls for him to receive an annual grant of 150,000 options. In 2004, Mr. Edwardson agreed to waive his right to receive 150,000 options and instead received a grant of 125,000 options. Mr. Edwardson took this action so that additional options could be available for grant to other coworkers of the Company.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally structures the performance-based portion of the compensation of its executive officers under the Senior Management Incentive Plan in a manner intended to comply with this provision so that such amounts will be deductible to the Company. And, if Proposal 3 herein is approved by shareholders, the performance targets set forth in the Senior Management Incentive Plan will be approved and the full deductibility of the compensation paid under such plan will continue, in accordance with Section 162(m) of the Internal Revenue Code. However, there may be circumstances when the Company determines to forgo any or all of the tax deduction to further the long-term interests of our shareholders.

THE COMPENSATION AND STOCK OPTION COMMITTEE

Casey G. Cowell
Stephan A. James
Susan D. Wellington
Brian E. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three independent directors. Its duties and responsibilities are set forth in a written charter (the “Audit Committee Charter”) that is available on www.cdw.com/corporate governance.

In the course of fulfilling its responsibilities during fiscal year 2004, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2004;

•	provided advice to management as it completed the documentation, testing and evaluation of CDW’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations and received reports from management and PricewaterhouseCoopers LLP regarding the progress of the documentation, testing and evaluation through periodic updates.

•	discussed with representatives of PricewaterhouseCoopers LLP (the “Independent Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	received the written disclosures and the letter from the Independent Auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended;

•	discussed with the Independent Auditor its independence from the Company and management; and

•	considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

THE AUDIT COMMITTEE

Michelle L. Collins
Donald P. Jacobs
Terry L. Lengfelder

Stock Performance

The following stock performance graph compares cumulative total stockholder return, assuming reinvestment of dividends, on our common stock with the cumulative total return for (i) the S&P Midcap 400 Index and (ii) our Peer Group for the period commencing December 31, 1999 and ending December 31, 2004 where $100 was invested on December 31, 1999. Our Peer Group consists of GTSI Corp., Insight Enterprises, Inc., PC Connection, Inc., PC Mall, Inc., and Zones, Inc. CompuCom Systems, Inc., which was previously part of the Peer Group, is no longer included as it was acquired and taken private in 2004.

Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
CDW Corporation	$100	$71	$137	$112	$148	$171
S&P Midcap 400 Index	$100	$118	$117	$100	$135	$158
Peer Group	$100	$56	$80	$33	$69	$79

Shareholder Proposals for the 2006 Annual Meeting

If you would like to submit a proposal for inclusion in our proxy soliciting material for the 2006 Annual Meeting of Shareholders, you must submit your proposal, in writing, by December 2, 2005. You must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities Exchange Act of 1934 in order for us to consider including your proposal in the 2006 Proxy Statement.

Shareholder proposals that are intended to be presented at our 2006 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at the mailing address below between January 11, 2006 and February 10, 2006. Such proposals must contain the information required by our by-laws which are posted on www.cdw.com/corporategovernance.

All shareholder proposals should be directed to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061.

ATTN: BOB WELYKI
200 NORTH MILWAUKEE AVENUE
VERNON HILLS, IL 60061

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by CDW Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CDW Corporation c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CDWCC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CDW CORPORATION

DIRECTORS
Directors recommend: A vote for election of the following nominees:						To withhold authority to vote, mark “For All Except” to the left and write the number of the nominee(s) on the line below.
			For All ¡	Withhold All ¡	For All Except ¡
1 –	01-Michelle L. Collins 03-John A. Edwardson 05-Donald P. Jacobs 07-Michael P. Krasny 09-Susan D. Wellington	02-Casey G. Cowell 04-Daniel S. Goldin 06-Stephan A. James 08-Terry L. Lengfelder 10-Brian E. Williams

PROPOSALS						For	Against	Abstain

Directors recommend: A vote for the following proposals:

2 –	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of CDW					¡	¡	¡

3 –
To reapprove the performance criteria under the CDW Senior Management Incentive Plan so that awards under the plan will continue to receive favorable tax treatment under Section 162(m) of the Internal Revenue Code.
						¡	¡	¡

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR items 1, 2, and 3. If any other matters properly come before the meeting, or any adjournment thereof, the persons named in this Proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX](Joint Owners)	Date

CDW CORPORATION

Annual Meeting of Shareholders – May 11, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of CDW Corporation, an Illinois Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 1, 2005, and hereby appoint(s) Barbara A. Klein and Christine A. Leahy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Shareholders of CDW Corporation, to be held May 11, 2005 at 5:00 p.m., Central Daylight Time, at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)